Exhibit 99.1

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

FOR IMMEDIATE RELEASE

Contact:
MDC GROUP	MDC GROUP
Investor Relations:	Media Relations:
David Castaneda	Susan Roush
262-377-2445	818-222-8330

RECOVERY ENERGY APPROVED FOR LISTING ON THE NASDAQ STOCK MARKET

TRADING WILL COMMENCE WEDNESDAY, NOVEMBER 2, 2011

OCTOBER 27, 2011 – Denver, CO – Recovery Energy, Inc. (OTCBB: RECVD), an independent oil and gas exploration and production company with operations and assets in the Denver-Julesburg (DJ) Basin, announces that the NASDAQ OMX Group has approved Recovery Energy for listing on the NASDAQ Stock Market LLC.

Trading in the company’s shares on NASDAQ will commence under the ticker RECV on Wednesday, November 2, 2011.  Shareholders do not need to take any action in the change.

About Recovery Energy, Inc.

Recovery Energy, Inc. (RECV) is a Denver-based independent oil and gas exploration and production company focused on the Denver-Julesburg (DJ) Basin where it holds 155,000 gross, 137,000 net acres. Recovery Energy’s mission statement is to grow reserves and production through a combination of acquisitions and conventional and unconventional drilling activity, targeting the various hydrocarbon bearing formations that produce in the Denver-Julesburg Basin.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission (the "SEC"), including statements, without limitation, regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things the Company's: (1) proposed exploration and drilling operations, (2) expected production and revenue, and (3) estimates regarding the reserve potential of its properties. These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company’s ability to finance its the continued exploration and drilling operations, (2) positive confirmation of the reserves, production and operating expenses associated with the Company's properties; and (3) the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the SEC.